June 2015 Preliminary Terms No. 262 Registration Statement No. 333-190038 Dated June 18, 2015 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Contingent Income Auto-Callable Securities offer the opportunity for investors to receive a contingent quarterly payment equal to at least 2.0375% of the stated principal amount (the actual contingent quarterly payment will be determined on the pricing date) with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 80% of the initial underlier value, which we refer to as the downside threshold level. If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment. However, if on any determination date the closing price of the underlier is less than the initial underlier value, the securities will not be redeemed and if that closing price is less than the downside threshold level, investors will not receive any contingent quarterly payment for that quarterly period. If the securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount plus the contingent quarterly payment. However, if the securities are not redeemed prior to maturity and the final underlier value is less than the downside threshold level, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 80% of the stated principal amount and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to receive interest at a potentially above-market rate, subject to automatic early redemption, in exchange for the risk of receiving few or no contingent quarterly payments over the entire term of the securities. Investors will not participate in any appreciation of the underlier. Investors may lose their entire initial investment in the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC.  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.  See “Risk Factors” and “Consent to UK Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlier:	iShares® China Large-Cap ETF (Bloomberg ticker symbol “FXI”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date†:	June 26, 2015
Original issue date†:	July 1, 2015 (3 business days after the pricing date)
Maturity date†:	June 29, 2018, subject to postponement
Early redemption:	If, on any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the third business day following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•  If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $0.20375 (at least 2.0375% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•  If, on any determination date, the closing price of the underlier is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment at maturity (per security):

•  If the final underlier value is greater than or equal to the downside threshold level:

(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date

•  If the final underlier value is less than the downside threshold level:

stated principal amount × underlier performance factor

This amount will be less than the stated principal amount of $10 and will represent a loss of at least 20%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Downside threshold level:	$ , which is equal to 80% of the initial underlier value (rounded to three decimal places)
Initial underlier value:	$ , which is the closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the final determination date
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$	$	$	$

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.300 and $9.558 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.
(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 10 of this document, on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum. You should read this document together with the related prospectus, prospectus supplement and prospectus addendum, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Terms continued from previous page:
Determination dates†:	September 28, 2015, December 28, 2015, March 28, 2016, June 27, 2016, September 26, 2016, December 27, 2016, March 27, 2017, June 26, 2017, September 26, 2017, December 26, 2017, March 26, 2018 and June 26, 2018. We also refer to June 26, 2018 as the final determination date.
Contingent payment dates†:	With respect to each determination date, the third business day after that determination date, provided that the payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date
CUSIP / ISIN:	06743Q101 / US06743Q1013
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†

Expected. In the event that we make any change to the pricing date or the original issue date, the determination dates and/or the maturity date may be changed so that the stated term of the securities remains the same.  In addition, the maturity date, contingent payment dates and determination dates are subject to postponement.  See “Additional Information about the Securities—Additional provisions—Postponement of maturity date and contingent payment dates,” “Additional Information about the Securities—Additional provisions—Postponement of determination dates” and “Additional Information about the Securities—Additional provisions—Market disruption ev ents and adjustments.”

Barclays Capital Inc.

June 2015	Page 2

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the prospectus addendum as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:
http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 10 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

June 2015	Page 3

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

June 2015	Page 4

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due June 29, 2018 Based on the Value of the iShares® China Large-Cap ETF, which we refer to as the securities, provide an opportunity for investors to receive a contingent quarterly payment, which is an amount equal to at least $0.20375 (at least 2.0375% of the stated principal amount), with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 80% of the initial underlier value, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The closing price of the underlier could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive no contingent quarterly payments on certain contingent payment dates or potentially no contingent quarterly payments at all over the term of the securities.

If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date other than the final determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to that determination date, in which case investors will receive no further contingent quarterly payments. If the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final underlier value is less than the downside threshold level, investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 80% of the stated principal amount and could be zero. Investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlier.

Key Investment Rationale

The securities offer investors an opportunity to receive a contingent quarterly payment of at least $0.20375 (at least 2.0375% of the stated principal amount) with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level.The actual contingent quarterly payment will be determined on the pricing date. If, on any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment. The following scenarios reflect the potential payments, if any, on the securities:

Scenario 1

On any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value.

▪    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪     Investors will not participate in any appreciation of the underlier from the initial underlier value and will receive no further contingent quarterly payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level.

▪    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold level.

▪    The payment due at maturity will be equal to the stated principal amount times the underlier performance factor. In this case, at maturity, the securities pay less than 80% of the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the final underlier value from the initial underlier value.

For example, if the final underlier value is 55% less than the initial underlier value, the securities will pay $4.50 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. Investors will lose some and may lose all of their principal in this scenario.

June 2015	Page 5

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of the underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

June 2015	Page 6

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Value:	$100.00
Hypothetical Downside Threshold Level:	$80.00, which is 80% of the hypothetical initial underlier value
Hypothetical Contingent Quarterly Payment:	$0.20375 (2.0375% of the stated principal amount). The actual contingent quarterly payment will be set on the pricing date and will be at least 2.0375% of the stated principal amount.
Stated Principal Amount:	$10 per security

* Terms used for purposes of these hypothetical examples may not represent the actual initial underlier value, downside threshold level or contingent quarterly payment applicable to the securities. In particular, the hypothetical initial underlier value of $100.00 used in these examples has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “iShares® China Large-Cap ETF Overview” below for recent actual values of the underlier. The actual initial underlier value, downside threshold level and contingent quarterly payment applicable to the securities will be determined on the pricing date.

In Examples 1 and 2, the closing price of the underlier fluctuates over the term of the securities and the closing price of the underlier is greater than or equal to the hypothetical initial underlier value of $100.00 on one of the first eleven determination dates (the actual initial underlier value will be determined on the pricing date). Because the closing price of the underlier is greater than or equal to the initial underlier value on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of the underlier on the first eleven determination dates is less than the initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$70.00	$0	N/A	$95.00	$0.20375	N/A
#2	$100.00	—*	$10.20375	$55.00	$0	N/A
#3	N/A	N/A	N/A	$70.00	$0	N/A
#4	N/A	N/A	N/A	$75.00	$0	N/A
#5	N/A	N/A	N/A	$85.00	$0.20375	N/A
#6	N/A	N/A	N/A	$80.00	$0.20375	N/A
#7	N/A	N/A	N/A	$75.00	$0	N/A
#8	N/A	N/A	N/A	$95.00	$0.20375	N/A
#9	N/A	N/A	N/A	$85.00	$0.20375	N/A
#10	N/A	N/A	N/A	$125.00	—*	$10.20375
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price of the underlier is greater than or equal to the initial underlier value and the securities are redeemed as a result.

In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of the underlier on the second determination date is equal to the initial underlier value. Following the second determination date, you receive the early redemption payment, calculated as follows: stated principal amount + contingent quarterly payment = $10 + $0.20375 = $10.20375

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

June 2015	Page 7

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

In Example 2, the securities are automatically redeemed following the tenth determination date, as the closing price of the underlier on the tenth determination date is greater than the initial underlier value. As the closing prices of the underlier on the first, fifth, sixth, eighth and ninth determination dates are greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $0.20375 with respect to those determination dates. Following the tenth determination date, you receive an early redemption payment of $10.20375, which includes the contingent quarterly payment with respect to that determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlier has appreciated by 25% from the initial underlier value on the tenth determination date, upon early redemption you receive only $10.20375 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$70.00	$0	N/A	$50.00	$0	N/A
#2	$75.00	$0	N/A	$65.00	$0	N/A
#3	$65.00	$0	N/A	$62.50	$0	N/A
#4	$60.00	$0	N/A	$70.00	$0	N/A
#5	$50.00	$0	N/A	$75.00	$0	N/A
#6	$45.00	$0	N/A	$65.00	$0	N/A
#7	$50.00	$0	N/A	$70.00	$0	N/A
#8	$60.00	$0	N/A	$60.00	$0	N/A
#9	$67.50	$0	N/A	$50.00	$0	N/A
#10	$55.00	$0	N/A	$72.50	$0	N/A
#11	$70.00	$0	N/A	$70.00	$0	N/A
Final Determination Date	$55.00	$0	N/A	$80.00	—*	N/A
Payment at Maturity	$5.50			$10.20375

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

In Example 3, the closing price of the underlier is below the downside threshold level on each determination date throughout the term of the securities. As a result, you do not receive any contingent quarterly payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlier. Thus, investors will receive a cash payment at maturity that is less than the stated principal amount per security, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × (55 / 100) = $5.50

In this example, the cash payment you receive at maturity is significantly less than the stated principal amount.

June 2015	Page 8

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

In Example 4, the closing price of the underlier is below the downside threshold level on each of the first eleven determination dates. As a result, you do not receive any contingent quarterly payments following those determination dates. In addition, the closing price of the underlier decreases to a final underlier value of $80.00. Although the final underlier value is less than the initial underlier value, because the final underlier value is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.20375 = $10.20375

In this example, although the final underlier value represents a 20% decline from the initial underlier value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.20375 per security at maturity.

June 2015	Page 9

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

o	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪	The securities do not guarantee the return of any principal or the payment of regular interest. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlier, as compared to the initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount in cash equal to the stated principal amount times the underlier performance factor. Under these circumstances, your payment at maturity will be less than 80% of the stated principal amount and could be zero.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

June 2015	Page 10

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. Accordingly, your rights as a holder of the securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price of the underlier on the applicable determination date is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the closing price of the underlier is greater than or equal to the downside threshold level on the applicable determination date. If the closing price of the underlier is below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	Contingent repayment of principal applies only at maturity. You should be willing to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlier is above the downside threshold level.

▪	Investors will not participate in any appreciation in the value of the underlier. Investors will not participate in any appreciation in the value of the underlier from the initial underlier value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level. It is possible that the closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not receive sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. As calculation agent, Barclays Bank PLC will determine the initial underlier value, the downside threshold level, the final underlier value, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date (other than the final determination date), whether a market disruption event has occurred and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor fund or acceleration of the securities in the event of a discontinuance of the underlier, may adversely affect the payment upon an automatic early redemption or at maturity.

June 2015	Page 11

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

▪	Suitability of the securities for investment. You should reach a decision to invest in the securities only after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this document, the prospectus addendum, the prospectus supplement and the prospectus. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

▪	The contingent quarterly payment is based solely on the closing price of the underlier on the determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price of the underlier on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because each contingent quarterly payment is based solely on the closing price of the underlier on a specific determination date, if the closing price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of the underlier was higher on other days during the term of the securities.

▪	Higher contingent quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlier reflects a higher expectation as of the pricing date that the price of the underlier could close below the downside threshold level on the determination dates. A higher contingent quarterly payment will generally be indicative of this greater expected risk. However, while the contingent quarterly payment is set on the pricing date, the underlier’s volatility may change significantly over the term of the securities. The price of the underlier for your securities could fall sharply, which could result in a significant loss of principal.

▪	Owning the securities is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your securities may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	Certain features of exchange-traded funds will impact the value of the securities. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to the temporary unavailability of certain securities in the secondary market, differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. Because the securities are linked to the performance of the underlier and not the tracked index, the return on your PLUS may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the securities. The investment adviser to the underlier seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities.

In addition, the publisher of the tracked index is responsible for calculating and maintaining the tracked index. The tracked index publisher may add, delete or substitute the securities composing that tracked index or make other methodological changes required by certain corporate events relating to the securities composing the tracked index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the tracked index. The tracked index publisher may also discontinue or suspend calculation or publication of the tracked index at any time. If this

June 2015	Page 12

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

discontinuance or suspension occurs, following the termination of the underlier, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued underlier, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the securities. If the securities are accelerated, investors will not benefit from any potential appreciation of the underlier from the accelerated maturity date to the originally scheduled maturity date. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the tracked index discontinues or suspends calculation of the tracked index or the underlier is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

▪    Non-U.S. securities markets risks. The component securities held by the underlier are issued by non-U.S. companies in non-U.S. securities markets. These securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Also, the public availability of information concerning the issuers of the component securities held by the underlier will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the component securities held by the underlier may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

▪	The securities are subject to risks associated with emerging markets. The component securities held by the underlier have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor.Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪    The price of the underlier is subject to currency exchange risk. Because the price of the underlier is related to the U.S. dollar value of the component securities held by the underlier, you will be exposed to the currency exchange rate risk with respect to the currency in which such component securities trade, which is the Hong Kong dollar. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the U.S. dollar strengthens against Hong Kong dollar, the price of the underlier will be adversely affected and the payment at maturity on the securities may be reduced.

Exchange rates of many developed and major emerging economies, including the United States, are currently “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, the Hong Kong dollar does not float freely. The exchange rate of the Hong Kong dollar relative to the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority. For as long as the Hong Kong Monetary Authority restricts the Hong Kong dollar from floating relative to the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar is not expected to fluctuate by any appreciable amount. If at any time the Hong Kong Monetary Authority permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the price of the component securities held by the underlier, and, consequently, the value of your securities.

▪	The underlier recently completed a process of transition to a new tracked index, which could reduce the performance of the underlier and limit the utility of available information about the performance of the underlier. There were changes recently made to the tracked index. Until September 19, 2014, the underlier tracked the performance of the FTSE China 25 Index (the “China 25”), which included only 25 stocks selected from the largest and most liquid Chinese companies available to international investors and traded on the Hong Kong Stock Exchange. However, starting on September 22, 2014, the China 25 was replaced by, and the underlier began tracking, the FTSE China 50 Reference Index (the “transition index”), a transition index that added 25 new constituents (for a total of 50) to the China 25 and, over the course of three periodic reviews, gradually increased the weightings of the new constituents. On November 21, 2014, the transition to the current methodology was completed and the transition index was replaced by, and the underlier began tracking, the tracked index. As

June 2015	Page 13

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

a result of this transition, the historical performance of the underlier may be of limited use in evaluating the underlier’s past performance, as there is limited historical information at this time to reflect the underlier’s tracking of the tracked index. The underlier’s new tracked index could result in different investment returns (either lower or higher) or different levels of volatility than those of the China 25 over any period of time.

▪	The calculation agent has discretion to make antidilution adjustments. For certain events affecting the underlier, the calculation agent may make adjustments to the amounts payable on the securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlier. If an event occurs that does not require the calculation agent to make such adjustments, the value of the securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the prospectus supplement as necessary to achieve an equitable result.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the downside threshold level, which is the price at or above which the underlier must close on each determination date in order for you to receive a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlier on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	whether the closing price has been, or is expected to be, below the downside threshold level on any determination date;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® China Large-Cap ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expectd to be allowed or paid to non-

June 2015	Page 14

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets

June 2015	Page 15

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

June 2015	Page 16

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

iShares® China Large-Cap ETF Overview

The underlier seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange, which is currently the FTSE China 50 Index (the “tracked index”). The tracked index is designed to represent the performance of the mainland Chinese market that is available to international investors and comprises 50 of the largest and most liquid Chinese stocks listed and traded on the Hong Kong Stock Exchange. For more information about the underlier, see “Annex—iShares® China Large-Cap ETF” below.

Information about the underlier as of market close on June 16, 2015:

Bloomberg Ticker Symbol:	FXI	52 Week High:	$52.72
Current Price:	$46.99	52 Week Low:	$36.70
52 Weeks Ago (6/17/2014):	$37.99

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2008 through June 16, 2015. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on June 16, 2015 was $46.99. We obtained the closing prices below from Bloomberg, L.P., without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

iShares® China Large-Cap ETF	High	Low	Period End
2008
First Quarter	$59.25	$41.14	$45.05
Second Quarter	$54.58	$43.13	$43.83
Third Quarter	$47.20	$30.88	$34.47
Fourth Quarter	$34.35	$19.36	$29.18
2009
First Quarter	$31.58	$22.80	$28.52
Second Quarter	$40.12	$29.23	$38.37
Third Quarter	$43.78	$36.51	$40.94
Fourth Quarter	$46.35	$39.48	$42.27
2010
First Quarter	$44.56	$37.17	$42.10
Second Quarter	$44.59	$37.01	$39.13
Third Quarter	$42.85	$38.73	$42.82
Fourth Quarter	$47.93	$42.20	$43.09
2011
First Quarter	$44.96	$41.16	$44.96
Second Quarter	$46.40	$41.11	$42.95
Third Quarter	$43.31	$30.83	$30.83
Fourth Quarter	$38.95	$29.75	$34.87
2012
First Quarter	$40.48	$35.15	$36.63
Second Quarter	$38.34	$31.83	$33.67
Third Quarter	$35.29	$32.09	$34.61
Fourth Quarter	$40.48	$34.91	$40.48

June 2015	Page 17

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

iShares® China Large-Cap ETF	High	Low	Period End
2013
First Quarter	$41.86	$36.33	$36.90
Second Quarter	$38.62	$31.70	$32.52
Third Quarter	$39.15	$31.73	$37.08
Fourth Quarter	$40.19	$36.42	$38.35
2014
First Quarter	$37.12	$32.98	$35.78
Second Quarter	$38.28	$34.59	$37.04
Third Quarter	$42.52	$37.32	$38.28
Fourth Quarter	$41.98	$37.46	$41.62
2015
First Quarter	$44.74	$40.77	$44.45
Second Quarter (through June 16, 2015)	$52.72	$45.20	$46.99

Underlier Historical Performance— January 2, 2008 to June 16, 2015

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

June 2015	Page 18

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Record date:	One business day prior to the related contingent payment date
Postponement of maturity date and contingent payment dates:	The maturity date and any contingent payment date will be postponed if the relevant determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlier on that determination date. In such a case, the contingent payment date or maturity date, as the case may be, will be postponed by the same number of business days from but excluding the originally scheduled determination date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.
Postponement of determination dates:	Each determination date is a “valuation date” for purposes of the accompanying prospectus supplement and may be postponed due to the occurrence or continuance of a market disruption event on that date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, each determination date, including the final determination date, may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on that date.
Market disruption events and adjustments:

The calculation agent will adjust any variable described in this document, including but not limited to the maturity date, any determination date, the underlier, the closing price of the underlier, the initial underlier value, the final underlier value and any combination thereof as described in the following sections of the accompanying prospectus supplement:

•     For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•     For a description of further adjustments that may affect the underlier and events that may result in the acceleration of the maturity date, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds.”

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security. Assuming the treatment described above is respected, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities (assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent quarterly payment is fixed and the time it is paid, it is likely

June 2015	Page 19

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

that you will be treated as receiving ordinary income equal to the contingent quarterly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent quarterly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent quarterly payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the securities. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the securities. Non-U.S. holders should consult their tax advisors regarding the potential application of these proposed regulations.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and prospectus addendum for this offering, which can be accessed via the hyperlinks on the cover page of this document.

June 2015	Page 20

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

June 2015	Page 21

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Annex—iShares® China Large-Cap ETF

We have derived all information contained in this document regarding the iShares® China Large-Cap ETF (the “underlier”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The underlier is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the underlier. The underlier is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “FXI.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the underlier. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the underlier, please see the underlier’s prospectus. In addition, information about iShares® Trust and the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective and Strategy

The underlier seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange, which is currently the FTSE China 50 Index (the “tracked index”). The tracked index is designed to represent the performance of the mainland Chinese market that is available to international investors and comprises 50 of the largest and most liquid Chinese stocks (H Shares, Red Chips and P Chips, each as described below) listed and traded on the Hong Kong Stock Exchange. For more information about the tracked index, please see “—The FTSE China 50 Index” below.

The underlier recently transitioned from tracking the performance of the FTSE China 25 Index (the “China 25”) to a successor index, the tracked index. Until September 19, 2014, the underlier tracked the performance of the China 25, which included only 25 stocks selected from the largest and most liquid Chinese companies available to international investors and traded on the Hong Kong Stock Exchange. However, starting on September 22, 2014, the China 25 was replaced by, and the iShares® China Large-Cap ETF began tracking, the FTSE China 50 Reference Index (the “transition index”), a transition index that added 25 new constituents (for a total of 50) to the China 25 and, over the course of three periodic reviews, gradually increased the weightings of the new constituents. On November 21, 2014, the transition to the current methodology was completed and the Transition Index was replaced by, and the iShares® China Large-Cap ETF began tracking, the tracked index.

As of June 16, 2015, the underlier’s three largest holdings were Tencent Holdings Limited, China Construction Bank Corporation and China Mobile Limited; and its three largest sectors as of that date were financials, oil and gas and telecommunications.

The underlier uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the tracked index. The underlier generally invests at least 90% of its assets in the securities of the tracked index and in depositary receipts representing securities of the tracked index. In addition, the underlier may invest the remainder of its assets in securities not included in the tracked index, but which BFA believes will help the underlier track the tracked index, and in futures contracts, options on futures contracts, other types of options and swaps related to the tracked index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The underlier pursues a “representative sampling” indexing strategy in attempting to track the performance of the tracked index. The underlier invests in a representative sample of securities that collectively has an investment profile similar to that of the tracked index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the tracked index. The underlier may or may not hold all of the securities that are included in the tracked index.

Correlation

The tracked index is a theoretical financial calculation, while the underlier is an actual investment portfolio. The performance of the underlier and the tracked index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the underlier’s portfolio and the tracked index resulting from legal restrictions (such as diversification requirements) that apply to the underlier but not to the Russell 2000® Index or to the use of representative sampling. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the underlier’s tracking error will not exceed 5%. Because the underlier uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

June 2015	Page 22

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

Industry Concentration Policy

The underlier will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the tracked index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Holdings Information

The following tables summarize the underlier’s top holdings in individual securities and by sector as of June 16, 2015.

Top holdings in individual securities as of June 16, 2015

Security	Percentage of Total Holdings
Tencent Holdings Limited	9.23%
China Construction Bank Corporation	8.02%
China Mobile Limited	7.54%
Industrial and Commercial Bank of China Limited	7.05%
Bank of China Limited	6.14%
Ping An Insurance (Group) Company of China, Ltd.	4.93%
China Life Insurance Company Limited	4.38%
CNOOC Limited	3.64%
PetroChina Company Limited	3.57%
China Petroleum & Chemical Corporation	3.33%

Top holdings by sector as of June 16, 2015

Sector	Percentage of Total Holdings
Financials	50.77%
Oil & Gas	11.07%
Telecommunications	10.83%
Technology	10.79%
Industrials	7.32%
Consumer Goods	4.44%
Utilities	2.24%
Basic Materials	1.67%

June 2015	Page 23

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

The information above was compiled from the iShares® website, without independent verification. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or the relevant terms supplement.

The FTSE China 50 Index (the “tracked index”)

We have derived all information contained in this document regarding the tracked index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”). The tracked index is calculated, maintained and published by FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the tracked index at any time.

Composition of the tracked index

The tracked index is designed to represent the performance of the mainland Chinese market that is available to international investors. The tracked index is calculated and published in Hong Kong dollars and United States dollars and is currently based on the 50 largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange. Currently, only “H” shares, “Red Chip” shares and “P Chip” shares are eligible for inclusion in the tracked index. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the Hong Kong Stock Exchange. “Red Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are substantially owned directly or indirectly by the Chinese government, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange. “P Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are controlled by individuals located in mainland China, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange.

Standards for Listing and Maintenance

All classes of equity in issue are eligible for inclusion in the tracked index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments are not eligible for inclusion.

Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

•	Price. FTSE must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company.

•	Liquidity. Each security is tested for liquidity on a semi-annual basis each March and September by calculation of its median daily trading volume per month as part of the FTSE All-World Index review. The median trading volume is calculated by ranking each daily trade total and selecting the middle-ranking day. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

•	New Issues. New issues become eligible for inclusion in the tracked index at the March and September review of constituents, provided they have a minimum trading record of at least three months prior to the date of such review and turnover of a minimum of 0.05% of their free float adjusted shares based on their median daily trading volume per month in each month since their listing, except in certain circumstances.

The tracked index, like other indices of FTSE, is governed by an independent advisory committee, the FTSE Asia Pacific Regional Advisory Committee, that ensures that the tracked index is operated in accordance with its published ground rules, and that the rules remain relevant to the tracked index. The FTSE Asia Pacific Regional Advisory Committee is responsible for undertaking the review of the tracked index and for approving changes of constituents.

Computation of the tracked index

The tracked index is calculated using the free float index calculation methodology of the FTSE Group. The tracked index is calculated using the following formula:

June 2015	Page 24

Contingent Income Auto-Callable Securities due June 29, 2018

Based on the Value of the iShares® China Large-Cap ETF

Principal at Risk Securities

where “p” is the latest trade price of the component security “i,” “e” is the exchange rate required to convert the component security’s home currency into the tracked index’s base currency, “s” is the number of shares of the component security in issue, “f” is the free float factor published by FTSE, to be applied to such component security to allow amendments to its weighting, “c” is the capping factor published by FTSE, and “d” is the divisor, a figure that represents the total issued share capital of the tracked index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the tracked index. The capping factor is reviewed on a quarterly basis and the new capping factor is applied to the component securities at each quarterly review so that (i) all component securities that have a weight greater than 4.5% in aggregate are no more than 38% of the tracked index and (ii) no individual component security has a weight greater than 9% of the tracked index.

The tracked index uses actual trade prices for component securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE excludes from free floating shares:

a.	shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments);

b.	shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

c.	shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated;

d.	shares held within employee share plans;

e.	shares held by public companies or by non-listed subsidiaries of public companies;

f.	shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

g.	all shares where the holder is subject to a lock-in clause (for the duration of that clause);

h.	shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and

i.	shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Free float restrictions are calculated using available published information. For securities of companies which have been admitted to the tracked index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Securities of companies with a free float of 5% or below are not eligible for inclusion in the tracked index. Following the application of an initial free float restriction, a component security’s free float will be changed only if its rounded free float moves to more than three percentage points above or below the existing rounded free float. Where a component security’s actual free float moves above 99%, it will not be subject to the three percentage points threshold and will be rounded to 100%. The three percentage point threshold does not apply if the free float is less than 15%.

Foreign ownership limits, if any, are applied after calculating the actual free float restriction. If the foreign ownership limit is more restrictive than the calculated free float for a company, the precise foreign ownership limit is used in place of the free float for the purposes of calculating the company’s investability weight. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the rules described above.

The tracked index is periodically reviewed for changes in the constituents of the tracked index. These reviews coincide with the quarterly reviews undertaken of the capping factor. Implementation of any changes takes place after the close of business on the third Friday in March, June, September and December. In addition, at the quarterly review, the capping factor for each component security is determined using prices adjusted for corporate actions as at the close of business on the second Friday in March, June, September and December. The capping is implemented after the close of business on the third Friday in March, June, September and December based on the component securities, shares in issue and free float on the next trading day following the third Friday of the review month.

A component security’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the tracked index, any change in free float is implemented at the same time as the corporate action.

June 2015	Page 25